MPLX LP Reports First-Quarter 2019 Financial Results

•	Reported first quarter net income of $503 million and adjusted EBITDA of $930 million, which provided 1.41x distribution coverage and resulted in 3.9x leverage

•	Logistics & Storage segment income from operations of $480 million and adjusted EBITDA of $559 million driven by strong results from the underlying base business

•	Gathering & Processing segment income from operations of $198 million and adjusted EBITDA of $371 million driven by record gathered, processed, and fractionated volumes

•	Signed letter of intent to participate in Wink-to-Webster crude pipeline in the Permian Basin

•	Announced agreement to acquire Andeavor Logistics

FINDLAY, Ohio, May 8, 2019 - MPLX LP (NYSE: MPLX) today reported first quarter 2019 net income attributable to MPLX of $503 million compared with $421 million for the first quarter of 2018. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $930 million compared with $760 million in the first quarter of 2018. The significant year-over-year increase was driven by strong performance in the base business of both segments as well as dropdowns in Logistics and Storage (L&S). L&S reported segment income from operations of $480 million and adjusted EBITDA of $559 million for the quarter, up $95 million and $122 million, respectively, versus the first quarter of last year. Gathering and Processing (G&P) reported segment income from operations of $198 million and adjusted EBITDA of $371 million for the quarter, up $26 million and $48 million, respectively, on a year-over-year basis.

The company also announced that MPLX and Andeavor Logistics LP (NYSE: ANDX) have entered into a definitive merger agreement whereby MPLX will acquire ANDX in a unit-for-unit exchange. “This merger creates a leading, large-scale, diversified midstream company anchored by fee-based cash flows,” said Gary R. Heminger, chairman and chief executive officer. “The combined entity will have an expanded geographic footprint with enhanced long-term growth opportunities. We are confident about the midstream growth and value-creation opportunities that exist across this combined platform in the best basins in the U.S.”

MPLX made progress on its strategy of capturing the full midstream value chain and enhancing its cash flow stability by announcing continued development of long-haul pipelines that meet growing market needs. The company signed a letter of intent to partner in the Wink-to-Webster crude oil pipeline in the Permian Basin and it continues to progress Permian natural gas and NGL pipelines. MPLX, as operator, also completed an open season on the proposed reversal of the Capline pipeline. These projects are expected to increase the flow of crude oil and other hydrocarbons to the Texas and Louisiana Gulf Coast markets, where the partnership plans to develop and increase export capabilities.

"Our decision to move forward on these projects underscores our commitment to allocate more of our growth capital to the Logistics and Storage segment and is aligned with our long-term strategy of enhancing the return profile of our company," added Heminger.

During the quarter, MPLX generated $618 million in net cash provided by operating activities and distributable cash flow of $757 million, which provided 1.41x coverage and resulted in 3.9x leverage. The company did not issue any public equity during the first quarter, maintaining its commitment to a strategy of self-funding the equity portion of its capital investments. MPLX also announced its 25th consecutive distribution increase to $0.6575 per common unit, a 6.5 percent increase over the prior year first quarter.

Financial Highlights

	Three Months Ended March 31
(In millions, except per unit and ratio data)	2019	2018
Net income attributable to MPLX	$503	$421
Adjusted EBITDA attributable to MPLX(a)	930	760
Net cash provided by operating activities	618	450
Distributable cash flow ("DCF")(a)	757	619
Distribution per common unit(b)	$0.6575	$0.6175
Distribution coverage ratio(c)	1.41x	1.29x
Consolidated debt to adjusted EBITDA(d)	3.9x	3.8x

(a)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below.

(b)	Distributions declared by the board of directors of MPLX's general partner.

(c)	Non-GAAP measure. See calculation below.

(d)	Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results

(In millions)	Three Months Ended March 31
Segment income from operations (unaudited)	2019	2018
Logistics and Storage	$480	$385
Gathering and Processing	198	172

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	559	437
Gathering and Processing	$371	$323

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for the first quarter of 2019 increased by $95 million and $122 million, respectively, compared with the same period in 2018. The increase was primarily due to the February 1, 2018 dropdown of certain refining logistics assets and the fuels distribution service business, as well as the continued solid performance of the underlying base business.

Total pipeline throughputs were 3.4 million barrels per day in the first quarter, an increase of 11 percent versus the same quarter last year. The average tariff rate was $0.67 per barrel for the quarter. Terminal throughput was 1.4 million barrels per day for the quarter, which is consistent with the prior-year quarter.

MPLX provided updates on several previously announced Permian pipeline projects. The company signed a letter of intent to partner in the Wink-to-Webster crude oil pipeline. The pipeline will have a planned capacity of 1.5 million barrels per day and is expected to begin operations in the first half of 2021. The partnership's previously announced Whistler natural gas and BANGL natural gas liquids pipeline projects are both in the documentation phase. MPLX expects to make final investment decisions on both pipelines in the near term.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA increased by $26 million and $48 million, respectively, for the first quarter of 2019 compared with the same period in 2018. The increase was primarily due to record gathered, processed and fractionated volumes partially offset by decreased pricing on product sales.

•	Gathered volumes: 5.0 billion cubic feet per day in the first quarter of 2019, a 19 percent increase versus the first quarter of 2018

•	Processed volumes: 7.8 billion cubic feet per day in the first quarter of 2019, an 18 percent increase versus the first quarter of 2018

•	Fractionated volumes: 494 thousand barrels per day in the first quarter of 2019, a 17 percent increase versus the first quarter of 2018

Regionally, the company continued to experience significant growth in the Marcellus and Utica basins. Gathered volumes averaged 3.4 billion cubic feet per day (bcf/d) for the quarter, a 26 percent increase versus the first quarter of 2018. Processed volumes averaged 6.0 bcf/d, an 18 percent increase versus the same quarter last year as volumes at the Sherwood and Harmon Creek complexes ramped during the quarter. Fractionated volumes averaged 464 thousand barrels per day, a 17 percent increase versus the first quarter of 2018. The increase was primarily the result of higher volumes at the recently expanded Hopedale Complex.

Consistent with its strategy of constructing assets on a just-in-time basis, MPLX expects to complete two additional processing plants at Sherwood in 2019, adding 400 million cubic feet per day of incremental capacity.

In the Southwest, gathered volumes averaged 1.6 bcf/d for the first quarter, a 7 percent increase versus the first quarter of 2018. Processed volumes averaged 1.6 bcf/d for the quarter, a 21 percent increase versus the first quarter of 2018. The increase was primarily due to higher volumes in the Delaware Basin.

To support additional growth in the Permian Basin, MPLX has three additional plants under various stages of development. Upon completion, the company will have approximately 1.0 billion cubic feet per day of processing capacity, leading to significant liquids production in the basin.

Financial Position and Liquidity

As of March 31, 2019, MPLX had $93 million in cash, $1.8 billion available through its bank revolving credit facility expiring in July 2022, and $1.0 billion available through its credit facility with MPC.

The company's $2.9 billion of available liquidity, its distribution coverage and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The company's leverage ratio was 3.9x at March 31, 2019. MPLX remains committed to maintaining an investment-grade credit profile and a strategy of self-funding the equity portion of its organic growth capital needs.

Conference Call

MPLX's previously announced first-quarter 2019 earnings conference call and webcast, which had been scheduled for Wednesday, May 8, at 11 a.m. EDT, has been canceled. MPLX and ANDX will hold a conference call and webcast at 8:30 a.m. EDT today to discuss the transaction and MPLX first-quarter highlights. Interested parties may listen to the conference call by dialing 1-888-455-2707 (confirmation number 2634753) or by visiting MPLX’s website at http://www.mplx.com and clicking on the "Events and Presentations" link in the "Investor Center" tab or ANDX’s website at http://www.andeavorlogistics.com and clicking on the "Events and Presentations" link in the "Investor" tab. A replay of the webcast will be available on MPLX’s and ANDX’s websites for two weeks. An investor presentation will also be available online prior to the conference call and webcast at http://ir.mplx.com or http://ir.andeavorlogistics.com.

MPLX management will be available to answer questions about the earnings release at the end of today’s conference call. Financial information, including earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contacts:
Kristina Kazarian (419) 421-2071

Media Contacts:
Chuck Rice (419) 421-2521

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, the proposed acquisition of Andeavor Logistics LP (ANDX) by MPLX and include expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of the combined entity. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: the ability to complete the proposed transaction between MPLX and ANDX on the proposed terms and timetable; the ability to satisfy various conditions to the closing of the transaction contemplated by the merger agreement; the ability to obtain regulatory approvals for the proposed transaction on the proposed terms and schedule, and any conditions imposed on the combined entity in connection with the consummation of the proposed transaction; the risk that anticipated opportunities and any other synergies from or anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected, including whether the proposed transaction will be accretive within the expected timeframe or at all; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of Marathon Petroleum Corporation’s (MPC) obligations under MPLX’s and ANDX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s and ANDX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks as set forth above related to the acquisition of ANDX by MPLX; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our respective management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE CONSENT STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final consent statement/prospectus will be sent to unitholders of ANDX. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from ANDX at its website, http://ir.andeavorlogistics.com, or by contacting ANDX’s Investor Relations at (419) 421-2414, or from MPLX at its website, http://ir.mplx.com, or by contacting MPLX’s Investor Relations at (419) 421-2414.

Participants in Solicitation

MPLX, ANDX, MPC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information concerning MPLX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb.

28, 2019. Information concerning ANDX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning MPC’s executive officers is set forth in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information about MPC’s directors is set forth in MPC’s Definitive Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2019. Investors and security holders will be able to obtain the documents free of charge from the sources indicated above, and with respect to MPC, from its website, https//:www.marathonpetroleum.com/Investors, or by contacting MPC’s Investor Relations at (419) 421-2414. Additional information regarding the interests of such participants in the solicitation of consents in respect of the proposed transaction will be included in the registration statement and consent statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Condensed Results of Operations (unaudited)
	Three Months Ended March 31
(In millions, except per unit data)	2019	2018
Revenues and other income:
Operating revenue	$768	$712
Operating revenue - related parties	782	620
Income (loss) from equity method investments	70	61
Other income	26	27
Total revenues and other income	1,646	1,420
Costs and expenses:
Operating expenses	441	422
Operating expenses - related parties	215	178
Depreciation and amortization	211	176
General and administrative expenses	82	69
Other taxes	19	18
Total costs and expenses	968	863
Income from operations	678	557
Interest and other financial costs	171	130
Income before income taxes	507	427
(Benefit) provision for income taxes	(2)	4
Net income	509	423
Less: Net income (loss) attributable to noncontrolling interests	6	2
Net income attributable to MPLX LP	503	421
Less: Preferred unit distributions	20	16
Limited partners’ interest in net income attributable to MPLX LP	$483	$405

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.61	$0.61
Common - diluted	$0.61	$0.61
Weighted average limited partner units outstanding:
Common units – basic	794	661
Common units – diluted	795	661

Select Financial Statistics (unaudited)
	Three Months Ended March 31
(In millions, except ratio data)	2019	2018
Distribution declared
Common units (LP) - public	$191	$179
Common units - MPC(a)	332	288
Total GP and LP distribution declared	523	467
Redeemable preferred units(b)	20	16
Total distribution declared	$543	$483

Distribution coverage ratio(c)	1.41x	1.29x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$618	$450
Investing activities	(575)	(490)
Financing activities	(26)	37

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	930	760
DCF attributable to GP and LP unitholders(d)	$737	$603

(a)	MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1, 2018 dropdown.

(b)
The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(c)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(d)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$93	$68
Total assets	23,584	22,779
Total debt(a)	13,833	13,393
Redeemable preferred units	1,004	1,004
Total equity	$6,929	$6,864
Consolidated total debt to adjusted EBITDA(b)	3.9x	3.9x

Partnership units outstanding:
MPC-held common units	505	505
Public common units	290	289

(a)	Outstanding intercompany borrowings were zero as of March 31, 2019 and December 31, 2018.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $450 million and $463 million of unamortized discount and debt issuance costs as of March 31, 2019 and December 31, 2018, respectively.

Operating Statistics (unaudited)
	Three Months Ended March 31
	2019	2018	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	2,168	2,006	8%
Product pipelines	1,242	1,056	18%
Total pipelines	3,410	3,062	11%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.61	$0.56	9%
Product pipelines	0.79	0.76	4%
Total pipelines	$0.67	$0.63	6%

Terminal throughput (mbpd)	1,431	1,445	(1)%

Barges at period-end	256	244	5%
Towboats at period-end	23	20	15%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended March 31
	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,282	1,123	14%
Utica Operations	—	—	—%
Southwest Operations	1,581	1,476	7%
Total gathering throughput	2,863	2,599	10%

Natural gas processed (mmcf/d)
Marcellus Operations	4,152	3,594	16%
Utica Operations	—	—	—%
Southwest Operations	1,599	1,326	21%
Southern Appalachian Operations	235	253	(7)%
Total natural gas processed	5,986	5,173	16%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	420	352	19%
Utica Operations	—	—	—%
Southwest Operations	17	16	6%
Southern Appalachian Operations	13	12	8%
Total C2 + NGLs fractionated	450	380	18%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended March 31
	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,282	1,123	14%
Utica Operations	2,109	1,570	34%
Southwest Operations	1,581	1,478	7%
Total gathering throughput	4,972	4,171	19%

Natural gas processed (mmcf/d)
Marcellus Operations	5,148	4,114	25%
Utica Operations	817	936	(13)%
Southwest Operations	1,599	1,326	21%
Southern Appalachian Operations	235	253	(7)%
Total natural gas processed	7,799	6,629	18%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	420	352	19%
Utica Operations	44	43	2%
Southwest Operations	17	16	6%
Southern Appalachian Operations	13	12	8%
Total C2 + NGLs fractionated	494	423	17%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for Partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
L&S segment adjusted EBITDA attributable to MPLX LP	$559	$437
G&P segment adjusted EBITDA attributable to MPLX LP	371	323
Adjusted EBITDA attributable to MPLX LP	930	760
Depreciation and amortization	(211)	(176)
Provision for income taxes	2	(4)
Amortization of deferred financing costs	(13)	(16)
Non-cash equity-based compensation	(6)	(4)
Net interest and other financial costs	(158)	(114)
Income from equity method investments	70	61
Distributions/adjustments related to equity method investments	(108)	(90)
Unrealized derivative gains/(losses)(a)	(4)	7
Acquisition costs	—	(3)
Adjusted EBITDA attributable to noncontrolling interests	7	2
Net income	$509	$423

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
L&S Segment income from operations	$480	$385
Depreciation and amortization	70	48
Income from equity method investments	(41)	(44)
Distributions/adjustments related to equity method investments	46	43
Acquisition costs	—	3
Non-cash equity-based compensation	4	2
L&S segment adjusted EBITDA attributable to MPLX LP	$559	$437

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
G&P Segment income from operations	$198	$172
Depreciation and amortization	141	128
Income from equity method investments	(29)	(17)
Distributions/adjustments related to equity method investments	62	47
Unrealized derivative (gains)/losses(a)	4	(7)
Non-cash equity-based compensation	2	2
Adjusted EBITDA attributable to noncontrolling interest	(7)	(2)
G&P Segment adjusted EBITDA attributable to MPLX LP	$371	$323

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
Net income	$509	$423
(Benefit)/provision for income taxes	(2)	4
Amortization of deferred financing costs	13	16
Net interest and other financial costs	158	114
Income from operations	678	557
Depreciation and amortization	211	176
Non-cash equity-based compensation	6	4
Income from equity method investments	(70)	(61)
Distributions/adjustments related to equity method investments	108	90
Unrealized derivative (gains)/losses(a)	4	(7)
Acquisition costs	—	3
Adjusted EBITDA	937	762
Adjusted EBITDA attributable to noncontrolling interests	(7)	(2)
Adjusted EBITDA attributable to MPLX LP	930	760
Deferred revenue impacts	8	9
Net interest and other financial costs	(158)	(114)
Maintenance capital expenditures	(19)	(25)
Equity method investment capital expenditures paid out	(4)	(11)
DCF attributable to MPLX LP	757	619
Preferred unit distributions	(20)	(16)
DCF attributable to GP and LP unitholders	$737	$603

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
LTM Net income	$1,920	$1,072
LTM Net income to adjusted EBITDA adjustments	1,725	1,269
LTM Adjusted EBITDA attributable to MPLX LP	3,645	2,341
LTM Pro forma adjustments for acquisitions	4	888
LTM Pro forma adjusted EBITDA	3,649	3,229
Consolidated debt	$14,283	$12,357
Consolidated debt to adjusted EBITDA	3.9x	3.8x

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
Net cash provided by operating activities	$618	$450
Changes in working capital items	141	178
All other, net	4	(3)
Non-cash equity-based compensation	6	4
Net loss on disposal of assets	(1)	—
Net interest and other financial costs	158	114
Asset retirement expenditures	—	1
Unrealized derivative (gains)/losses(a)	4	(7)
Acquisition costs	—	3
Distributions/adjustments related to equity method investments	7	22
Adjusted EBITDA	937	762
Adjusted EBITDA attributable to noncontrolling interests	(7)	(2)
Adjusted EBITDA attributable to MPLX LP	930	760
Deferred revenue impacts	8	9
Net interest and other financial costs	(158)	(114)
Maintenance capital expenditures	(19)	(25)
Equity method investment capital expenditures paid out	(4)	(11)
DCF attributable to MPLX LP	757	619
Preferred unit distributions	(20)	(16)
DCF attributable to GP and LP unitholders	$737	$603

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Capital Expenditures (unaudited)
	Three Months Ended March 31
(In millions)	2019	2018
Capital Expenditures:
Maintenance	$19	$25
Growth	364	425
Total capital expenditures	383	450
Less: Decrease in capital accruals	(74)	(6)
Asset retirement expenditures	—	1
Additions to property, plant and equipment	457	455
Investments in unconsolidated affiliates	128	38
Acquisitions	(1)	—
Total capital expenditures and acquisitions	584	$493
Less: Maintenance capital expenditures	19	25
Acquisitions	(1)	—
Total growth capital expenditures(a)	$566	$468

(a)
Amount excludes contributions from noncontrolling interests of $94 million and $1 million for the three months ended March 31, 2019 and 2018, respectively, as reflected in the financing section of our statement of cash flows.